Exhibit 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

CLOSES ON NEARLY $2 MILLION FUNDING

Company Secures Additional Funding to Expand Oil and Gas Operations

LITTLE RIVER, S.C., February 13, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it closed on a $1,960,000 financing through the sale of its common stock. The company will use the proceeds from this financing to continue its expansion of its oil and gas operations in the Uinta Basin in Utah and the Permian Basin in New Mexico and it expects to add an additional production facility in the Permian Basin in Texas.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “The success of our Excelyte™ well maintenance treatments over the past several months has created a large opportunity for our business. This financing will provide us with the capital we need to grow our oil and gas operations and to build our team in order to meet our market opportunities.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s down-hole well maintenance operations consist of treating oil production wells that test positive for hydrogen sulfide with regularly scheduled applications of Excelyte.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The Company’s EcaFlo equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com